                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of report (Date of earliest event reported):
                         April 30, 2002 (April 26, 2002)


                       PRECISION OPTICS CORPORATION, INC.
           -----------------------------------------------------------

             (Exact name of registrant as specified in its charter)

Massachusetts                       001-10647                04-2795294
------------------                  ------------------       ---------------
(State or other jurisdiction of     (Commission              (I.R.S. Employer
of incorporation or organization)   File Number)             Identification No.)


                 22 East Broadway, Gardner, Massachusetts 01440
         ---------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (978) 630-1800

Item 5.           Other Events.

On April 26, 2002, the Registrant issued the following press release announcing operating results on an unaudited basis for the third quarter and nine months of fiscal year 2002 ended March 31, 2002:

FOR IMMEDIATE RELEASE                                  Friday, April 26, 2002

                     PRECISION OPTICS CORPORATION ANNOUNCES
                              THIRD QUARTER RESULTS

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (Nasdaq: POCI) today announced operating results on an unaudited basis for the third quarter and nine months of fiscal year 2002 ended March 31, 2002.

OPERATING RESULTS

Revenues for the quarter were $358,896, compared to $1,133,984 for the same period in fiscal year 2001, a decrease of 68.4%. Revenues increased 11% sequentially from the quarter ended December 31, 2001. Net loss was $1,140,950, or $0.11 per share, compared to $1,110,948 or $0.11 per share, for the same period last year. The weighted average common shares outstanding were 10,503,908 compared to 10,498,908 for the same period last year.

For the nine months ended March 31, 2002, revenues were $1,173,306 compared to $2,800,817 for the same period last year, a decrease of 58.1%. Net loss, including charges for asset impairment, restructuring and inventory write-down totaling $4,652,628 as previously announced in earlier press releases dated November 8, 2001 and January 29, 2002, was $8,642,180, or $0.82 per share, compared to $2,402,833 or $0.23 per share, for the same period last year. The weighted average common shares outstanding were 10,503,908 compared to 10,464,586 for the same period last year.

The revenue decrease from the prior year for the third quarter was due primarily to lower sales of medical products (down 59%) and lower sales of non-medical products (down 89%). For the quarter ended March 31, 2002, medical sales were lower due primarily to significantly lower shipments of stereo endoscopes and related products, and non-medical sales were lower due primarily to lower sales of Dense Wavelength Division Multiplexing (DWDM) filters and filter test equipment.

The revenue decrease from the prior year for the nine months ended March 31, 2002 was due to lower sales of medical products (down 59%), and lower sales of non-medical products (down 54%). For the nine months ended March 31, 2002, medical sales were lower due primarily to lower sales of stereo endoscopes and related products. Non-medical sales were lower due primarily to lower sales of DWDM filters. DWDM filter sales represented 9% of total revenues during the nine months ended March 31, 2002 compared to 15.5% for the corresponding period of the prior year (representing a reduction in filter sales of approximately 75%).

OUTLOOK

The asset impairment, restructuring and workforce reduction measures implemented earlier in the fiscal year, and other cost saving measures, are expected to result in a reduction in future annual expenses. During the quarter ended March 31, 2002, total recurring operating expenses (excluding inventory purchases) were approximately $1.2 million (or 46%) lower than the $2.6 million for the quarter ended June 30, 2001, which was prior to implementation of these cost reduction initiatives. Going forward, these cost reduction measures are expected to result in expense savings of at least $4 million per year, of which approximately $3.2 million per year represent actual cash savings.

For the quarter ended March 31, 2002, cash and cash equivalents decreased by approximately $1,009,000, a 23% sequential decrease in cash usage from the previous quarter ended December 31, 2001. A further reduction in the rate of cash usage is anticipated during the quarter ending June 30, 2002.

Capital equipment expenditures during the nine months ended March 31, 2002 were approximately $73,000, down 98% from the $3.3 million for the same period last year. It is anticipated that the level of capital spending for the balance of fiscal year 2002 and for the foreseeable future will continue to be substantially lower than last year.

For the quarter ended March 31, 2002, research and development expenses were approximately $503,000, down 42.7% from the $879,000 for the quarter ended March 31, 2001. It is anticipated that the quarterly level of R&D expenses for the balance of fiscal year 2002 and for the foreseeable future will be substantially lower than last year.

The Company is pursuing advances on several fronts in the medical area and certain non-medical applications. Among these initiatives are improvements in medical instrument lens coatings, a new 30 degree line of sight version of the successful 5 mm Laparoscope, and other new products. The Company also recently announced several major successes related to its medical instrument business:

     -    The first production shipment of autoclavable endoscopes in March
          2002.
     -    Receipt of new orders for stereo endoscopes and related products.
     - Receipt of new orders for the development and production of a relay lens system for use in medical digital photo microscopy.

As a result of these new orders for medical products, the Company anticipates that its sales in the quarter ending June 30, 2002, will be significantly higher than the quarter ended March 31, 2002.

RECENT ACHIEVEMENTS OF ISO 9001 AND CE MARK CERTIFICATION, AS RECENTLY ANNOUNCED, ARE ALSO EXPECTED TO SUPPORT INCREASED FUTURE SALES OPPORTUNITIES, BOTH FOREIGN AND DOMESTIC, FOR THE COMPANY'S MEDICAL PRODUCTS.


ABOUT PRECISION OPTICS

Precision Optics Corporation, a leading manufacturer of optical thin films and optical instruments since 1984, designs and manufactures high-quality optical thin film coatings, medical instruments, and other advanced optical systems. Major applications for the Company's thin film coatings have included DWDM filters used to increase the bandwidth capacity of fiber-optic telecommunications networks. The Company's medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a world-class 3-D endoscope for use in minimally invasive surgical procedures. Precision Optics Corporation is certified to the ISO 9001 Quality Standard, and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products. The Company's Internet Website is www.info@poci.com.

               PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE THIRD QUARTER AND NINE MONTHS ENDED
                             MARCH 31, 2002 AND 2001



                                          -- THIRD QUARTER --                 -- NINE MONTHS --
                                             2002           2001                2002           2001
                                             ----           ----                ----           ----
                                       (UNAUDITED)    (UNAUDITED)         (UNAUDITED)    (UNAUDITED)
REVENUES                               $   358,896    $ 1,133,984         $ 1,173,306    $ 2,800,817

COST OF GOODS SOLD                         466,033        920,578           2,438,945      2,099,185
                                       -----------    -----------         -----------    -----------

         GROSS PROFIT (LOSS)              (107,137)       213,406          (1,265,639)       701,632
                                       -----------    -----------         -----------    -----------

RESEARCH and DEVELOPMENT                   503,401        878,715           1,916,298      2,216,164

SELLING, GENERAL and
ADMINISTRATIVE EXPENSES                    553,045        629,456           1,501,214      1,528,006

PROVISION FOR ASSET IMPAIRMENT and
RESTRUCTURING                                   --             --           4,112,628            --
                                       -----------    -----------         -----------    -----------

TOTAL OPERATING EXPENSES                 1,056,446      1,508,171           7,530,140      3,744,170
                                       -----------    -----------         -----------    -----------

         OPERATING LOSS                 (1,163,583)    (1,294,765)         (8,795,779)    (3,042,538)

INTEREST EXPENSE                            (7,384)        (2,544)            (13,051)        (9,640)

INTEREST INCOME                             30,017        186,361             166,650        649,345
                                       -----------    -----------         -----------    -----------

         NET LOSS                      $(1,140,950)   $(1,110,948)        $(8,642,180)   $(2,402,833)
                                       ===========    ===========         ===========    ===========

BASIC and DILUTED LOSS PER SHARE            ($0.11)        ($0.11)             ($0.82)        ($0.23)
                                       ===========    ===========         ===========    ===========

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING                      10,503,908     10,498,908          10,503,908     10,464,586
                                       ===========    ===========         ===========    ===========

               PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                     ASSETS

                                                           March 31, 2002          June 30, 2001
                                                           --------------          -------------
CURRENT ASSETS
         Cash and Cash Equivalents                            $ 6,730,662            $10,530,298
         Accounts Receivable, Net                                 190,902              1,003,496
         Inventories                                            1,115,036              1,524,119
         Refundable Income Taxes                                   13,849                      -
         Prepaid Expenses                                         143,226                109,760
                                                              -----------            -----------
                  Total Current Assets                          8,193,675             13,167,673
                                                              -----------            -----------
PROPERTY AND EQUIPMENT                                          5,997,710              9,386,047
         Less:  Accumulated Depreciation                       (3,985,999)            (3,600,380)
                                                              -----------            -----------
                  Net Property and Equipment                    2,011,711              5,785,667
                                                              -----------            -----------
OTHER ASSETS                                                      278,304                266,671
                                                              -----------            -----------
TOTAL ASSETS                                                  $10,483,690            $19,220,011
                                                              ===========            ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY


TOTAL CURRENT LIABILITIES                                     $   656,259            $ 1,062,056
                                                              -----------            -----------

ACCRUED RESTRUCTURING EXPENSE - NONCURRENT                        353,250                    ---
                                                              -----------            -----------

CAPITAL LEASE OBLIGATION AND OTHER                                 27,109                 68,703
                                                              -----------            -----------

STOCKHOLDERS' EQUITY
         Common Stock, $.01 par value-
              Authorized -- 20,000,000 shares
              Issued and Outstanding - 10,503,908 shares
                  at March 31, 2002 and
                  June 30, 2001                                   105,039                105,039
         Additional Paid-in Capital                            27,682,657             27,682,657
         Accumulated Deficit                                  (18,340,624)            (9,698,444)
                                                              -----------            -----------
                  Total Stockholders' Equity                    9,447,072             18,089,252
                                                              -----------            -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $10,483,690            $19,220,011
                                                              ===========            ===========

         Forward-looking statements contained in this news release, including those related to the Company's products under development and revenue estimates, are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the optical communications and medical product markets, market acceptance of the Company's products, the timing and level of market acceptance of customers' products for which the Company supplies components, the impact of competitive products and pricing, performance by the Company's vendors, availability of third-party components, cost and yields associated with production of the Company's optical communications and other products, the ability of the Company to successfully and in a timely manner complete product and process development efforts, and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 2001.


                                       ###

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                PRECISION OPTICS CORPORATION, INC.

Date:  April 30, 2002           By:  /s/ Jack P. Dreimiller
                                     ------------------------------------------
                                      Name:  Jack P. Dreimiller
                                      Title: Senior Vice President, Finance and
                                             Chief Financial Officer